Exhibit 10.31

New Hire Option Grant Authorization – Updated Appendix

Awards Granted Under the New Hire Plan*

The Company has made the following option grants under its New Hire Option Grant Authorization Plan (the “New Hire Plan”).  In 2004, the Company granted three non-executive officer employees a total of 16,000 stock options with a grant price of $14.90, one non-executive officer employee a total of 200,000 stock options with a grant price of $15.71, four non-executive officer employees a total of 26,500 options with a grant price of $16.72, 14 non-executive officer employees a total of  21,000 options with a grant price of $17.56 and 4 non-executive officer employees a total of 60,000 options with a grant price of $16.94.  In 2003, the Company granted sixteen non-executive officer employees a total of 97,000 stock options with a grant price of $12.79 and one non-executive officer employee 75,000 options with a grant price of $15.99.  In 2002, the Company granted six non-executive officer employees a total of 235,000 stock options with a grant price of $6.71.  In 2001, the Company granted the President and Chief Operating Officer of the Company, 300,000 stock options with a grant price of $9.62. This summary does not include grants made to individuals who are no longer with the Company and whose options have been forfeited.

With the exception of the 2004 option grants with grant prices of $17.56 and $16.94, all stock options granted under the New Hire Plan vest as follows: (i) twenty-five percent (25%) of the options become exercisable on the first anniversary of date of grant and (ii) the remaining seventy-five (75%) become exercisable pro rata over the following 3 year period, on a monthly basis, commencing on the first anniversary of the date of grant and ending on the fourth anniversary of the date of grant; provided that, in no event shall any option be exercisable following the expiration or termination of the option.  The 2004 option grants, with grant prices of $17.56 and $16.94, vest on December 31, 2004, however, the right to sell the options accrues only as follows: (i) one-third of the options shall become eligible for sale on the first anniversary of date of grant, (ii) one-third of the options shall become eligible for sale on the second anniversary of date of grant and (iii) the remaining one-third of the options shall become eligible for sale on the third anniversary of date of grant.

* This Updated Appendix does not include information regarding grants made to individuals who are no longer employees of the Company.